Exhibit 10.1

JBI, Inc. 1783 Allanport Road Thorold, Ontario LOS 1K0 Phone: 905 384 4383 Fax: 905 384 0076

April 13, 2011

CONFIDENTIAL

Smurfit-Stone Container Corporation Attention:
Andrea Barish

RE: Referral Agreement with JBI, Inc. Dear Madams/Sirs:

This letter agreement (this "Agreement") sets forth the mutual understanding of JBI, Inc. ("JBI") and Smurfit-Stone Container Corporation ("Smurfit-Stone"). Smurfit-Stone, together with JBI constitute the "Parties" and each, a "Party" with respect to a referral arrangement. JBI has developed a proprietary process (the "Plastic2OilTM Process") to convert waste plastic ("Plastic Feedstock") into various liquid hydrocarbon fuels (each, a "Fuel") that it wishes to leverage, and Smurfit-Stone has a number of clients, including their respective subsidiaries and affiliates, and any other Person (each, a "Smurfit-Stone Client"), that may be producing significant amounts of feedstock, that may be referred to JBI. Smurfit-Stone shall refer those clients to JBI in order for JBI to leverage the Plastic2OilTm Process. "Person" shall be shall mean any natural person, corporation, legal person, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

In consideration of the mutual covenants set forth in the letter and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each Party), the Parties agree as follows:

1.            Smurfit-Stone Client Introductions

Smurfit-Stone shall use commercially reasonable efforts, but shall have no affirmative obligation or a minimum commitment, to identify and introduce Smurfit-Stone Clients to JBI. Upon each introduction of a Smurfit-Stone Client to JBI, JBI shall assess, in its commercially reasonable discretion whether such Smurfit-Stone Client generates a sufficient amount of Plastic Feedstock to ensure that at least one JBI Machine (as hereinafter defined) operating at such Smurfit-Stone Client's facility (with respect to such Smurfit-Stone Client, the "Client Facility") will be able to operate at full capacity, which is at least 10 metric tons/day.

For the purposes of this Agreement, "JBI Machine" means a machine developed by JBI that implements the Plastic2OilTM Process together with any related support equipment and infrastructure required for such machine to operate; and "full capacity" means, with respect to a JBI Machine, such JBI Machine processing the maximum amount of Plastic Feedstock it can process while running 24 hours a days, 7 days a week (subject to reasonable downtime for maintenance).

2.           Client Agreements

If JBI determines that such Smurfit-Stone Client generates a sufficient amount of Plastic Feedstock at its facility to ensure that at least one JBI Machine operating at the Client Facility will be able to operate at full capacity, JBI shall notify Smurfit-Stone of the same and then JBI shall attempt to negotiate, on a good faith basis, an agreement (each, a "Client Agreement") with such Smurfit-Stone Client, on terms and conditions and in a form satisfactory to JBI in its sole reasonable discretion, to have JBI: (a) install at least one JBI Machine at such Client Facility to convert Plastic Feedstock generated by such Smurfit-Stone Client into Fuel; and (b) sell the Fuel produced by the JBI Machines at such Client Facility to such Smurfit-Stone Client for its consumption or to third parties. If JBI enters into, amends or terminates a Client Agreement with a Smurfit-Stone Client that has been introduced to JBI by Smurfit-Stone, JBI shall provide a copy of such Client Agreement, the amendment thereto or the termination thereof to Smurfit-Stone promptly after execution of the same.

3.           Royalty Payment

The royalties to be paid to Smurfit Stone is five percent: (5%) of the Gross Revenue and five percent (5%) of the Third Party Gross Revenue realized from the sale of Client Fuel produced by JBI Machines installed at Smurfit Stone Clients.

Within 30 days following the last day of each calendar quarter in which at least one Client Agreement remained in force and effect, JBI shall provide Smurfit-Stone with an accounting of the aggregate of Gross Revenue and Third Party Gross Revenue for such calendar quarter and together with Smurfit-Stone's aggregate royalty payment (either by cheque or wire transfer).

For the purposes of this Agreement:

(a)
"Gross Revenue" means, during a period of time with respect to a Client Agreement between JBI and a Smurfit-Stone Client, an amount equal to: the aggregate gross revenue invoiced by JBI during such period of time from such Smurfit-Stone Client in connection with the sale of Client Fuel of such Smurfit-Stone Client by JBI to such Smurfit-Stone Client for its consumption, Gross Revenue excludes invoiced post-production line items like transportation, taxes, and other charges that are not fuel revenue.

(b)
"Third Party Gross Revenue" means, during a period of time with respect to a Client Agreement between JBI and a Smurfit-Stone Client, an amount equal to: the aggregate gross revenue collected by JBI during such period of time from those third persons that have purchased Client Fuel of such Smurfit-Stone Client from JBI. Third Party Gross Revenue excludes invoiced post-production line items like transportation, taxes, and other charges that are not fuel revenue.

(c)
"Client Fuel" means, with respect to a Smurfit-Stone Client, Fuel generated by JBI Machines operating at the Client Facility of such Smurfit-Stone Client that: (i) was introduced by Smurfit-Stone to JBI pursuant to this Agreement; and (ii) is a party to a Client Agreement with JBI.

4.           Dispute Resolution Process

If a Dispute arises, a Party shall first give written notice of the Dispute to the other Party describing the Dispute and requesting it be resolved pursuant to the dispute resolution process set forth in this section (for the purposes of this section, a "Dispute Notice"). If the Parties are unable to resolve the Dispute within 30 days of delivery of the Dispute Notice, then each Party shall promptly (but no later than five business days thereafter): (a) appoint a designated representative who has sufficient authority to settle the Dispute, and who is at a higher management level than the person with direct responsibility for the administration of this Agreement (for the purposes of this section, each a "Designated Representative"); and (b) notify the other Party in writing of the name and contact information of such Designated Representative. The Designated Representatives shall then meet as often as they deem necessary in their reasonable judgment in order to discuss the Dispute and negotiate in good faith to resolve the Dispute. The Designated Representatives shall mutually determine the format for such discussions and negotiations, provided that all reasonable requests for relevant information relating the Dispute made by one Party to the other Party shall be honoured. If the Parties are unable to resolve the Dispute within 60 days after the appointment of both Designated Representatives, then either Party may proceed to arbitration in accordance with section 5.

For purposes of this Agreement, "Dispute" means any dispute, controversy or difference arising out of, or relating to, any provision in this Agreement, including, without limiting the generality of the foregoing, its negotiation, validity, existence, breach, termination, construction or application, or the rights or obligations of any Party, or the relationship between the Parties.

5.           Arbitration

If a Dispute has not been resolved by the Parties in accordance with section 4, the Dispute may he referred by either Party to and determined by arbitration under International Commercial Arbitration Act, 1990, R.S.O. 1990, c. 19, as amended. The seat of arbitration shall be Ontario and hearings shall be conducted in the City of Toronto. The language of the arbitration shall be English. Any matter referred to arbitration shall be heard by three arbitrators with JBI appointing one arbitrator, Smurfit-Stone appointing one arbitrator, and such two arbitrators selecting the third arbitrator (for the purposes of this section, the "Arbitral Tribunal"). The Arbitral Tribunal shall have jurisdiction to award all remedies available at common law and equity, including specific performance and injunctive relief. The costs of the arbitration shall be in the discretion of the Arbitral Tribunal. The Parties shall keep confidential and not disclose to a third party the existence of the arbitration, or any element of it, except to the Arbitral Tribunal, such Parties' respective legal counsel, any person necessary to the conduct of the arbitration or as may be required by law. The Parties further agree that, in the case of any court proceeding seeking to set aside the decision of the Arbitral Tribunal, they will seek to maintain as confidential any confidential financial or other information disclosed in connection with the arbitration. It is understood and agreed that any performance required under this Agreement shall continue without interruption or delay during the course of any arbitration proceedings and any subsequent court proceedings arising therefrom.

6.           Public Notices

The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the transactions contemplated by this Agreement and no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld, unless such disclosure is required to meet timely disclosure obligations of any Party under applicable laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable and a copy of such disclosure is provided to the other Party.

7.           Expenses

Except as otherwise provided in this Agreement, each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

8.           Term

The term of this Agreement shall commence on the date hereof and shall continue unless earlier terminated by either Party upon 30 days prior written notice to the other Party. If this Agreement is terminated by JBI and there shall still be active: Client Agreements, JBI shall still be bound to make Royalty payments.

9.           Amendment

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the Parties.

10.         Assignment

No Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party.

11.         Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

12.         Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

13.         Treatment and Protection of Confidential Information

Either Party (for purposes of this section 13, the "Receiving Party") acknowledges that other Party (for purposes of this section 13, the "Disclosing Party") may disclose Confidential Information (as hereinafter defined) to the Receiving Party in connection with either Party's obligations under this Agreement. The Receiving Party shall take reasonable steps to protect the Confidential Information. The Receiving Party shall not use, disclose, copy, or allow access to, the Confidential Information without the express prior written consent of the Disclosing Party, except that the Receiving Party may disclose the Disclosing Party's Confidential Information to the Receiving Party's Representatives (as hereinafter defined) and allow such Representatives to use, copy and have access to such Confidential Information, in each case, on a "need to know" basis; provided that such Representatives are under an obligation of confidentiality to the Receiving Party.

For purposes of this Agreement:

(a)             "Confidential Information" means all written, visual or oral information concerning the relationship of the Parties pursuant to this Agreement which may be of an operational, technical and/or sales nature, furnished by the Disclosing Party to the Receiving Party and/or its respective Representatives by or on behalf of the Disclosing Party, irrespective of the form of communication and whether the information is furnished before, on or after the date hereof. Such Confidential Information shall not include information which: (i) was rightfully in the Receiving Party's possession or was rightfully known to the Receiving Party prior to its receipt from the Disclosing Party; (ii) is or becomes public knowledge by acts other than those of the Receiving Party; (iii) is developed by the Receiving Party independent of the Confidential Information received under this Agreement; (iv) is rightfully received from a third party without a duty of confidentiality to the Disclosing Party; (v) the Receiving Party is required to disclose under operation of law; provided, however, that the Receiving Party shall give the Disclosing Party sufficient advance notice to allow the Disclosing Party to seek a protective order as may be available at law to protect the confidentiality of the information; or (vi) is disclosed by the Receiving Party with the Disclosing Party's prior written approval. Confidential Information shall not be deemed to be in the public domain merely because any part of such information is embodied in general disclosures by the Disclosing Party or because individual features, components or combinations are now or become known to the public.

(b)             "Representatives" of a Party, means such Party's directors, officers, employees, affiliates and advisors.

14.          Return of Property

The Receiving Party shall return to the Disclosing Party promptly upon the termination of this Agreement, or at any other time when requested, the Disclosing Party's property, including but not limited to all Confidential Information and copies thereof.

15.          Consequential Damages

In no event shall either party be liable for any direct, indirect, incidental, special, exemplary, or consequential damages, however caused and on any theory of liability, whether in contract, strict liability, or tort (including negligence or otherwise) arising in any way out of this Agreement or the Services to be performed hereunder, even if advised of the possibility of such damage.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If the foregoing correctly sets forth our mutual understanding, please execute and return two copies of this Agreement to the undersigned to signify your acceptance. Upon such signature, this Agreement shall constitute a binding agreement between us.

Sincerely,

JBI, INC.

By:  /s/John Bordynuik
Name: John Bordynuik
Title: Chief Executive Officer

Accepted and agreed to by:

SMURFIT-STONE CONTAINER CORPORATION

By:  /s/ Michael Oswald
Name: Michael Oswald
Title: SVP